Exhibit 99.2

Zion Oil & Gas Announces Dustin Guinn as Chief Executive Officer

Zion Oil & Gas operational update and plans to test up to five additional zones of interest.

DALLAS and CAESAREA, Israel – September 7, 2018 – Zion Oil & Gas, Inc. (NASDAQ: ZN) is pleased to announce the appointment of Dustin Guinn as Chief Executive Officer of Zion Oil & Gas, effective September 1, 2018.

“I am very excited about the continued opportunity to help Zion fulfill its vision of helping Israel become energy independent,” expressed Dustin Guinn. “I have been intimately involved in the Megiddo Jezreel #1 (MJ #1) Project as President and COO, and my optimism remains high. I am fully aware of the investment, both financially and emotionally, that our shareholders have made in Zion’s current MJ #1 Project, and I do not take that lightly. I also understand the challenges that we face to fulfill the vision and am accepting the position as CEO, in part, as a response to those challenges. I view these challenges as an opportunity to overcome and succeed. I believe in Zion, the MJ #1 Project and look forward to our best days ahead.”

John Brown, Zion’s Founder and Chairman of the Board, states, “Dustin’s background as a former CEO of an international oil and gas service company in which he oversaw the growth of a regionally focused company to one that had over 1,500 employees with peak annualized revenues in excess of $400 million with an asset base of over $600 million help give Zion the operational and organizational experience we need at this time. His alignment with Zion’s vision, and his leadership over the last two years, have proven to me that he is uniquely gifted to help lead Zion.”

Zion’s petrophysical analysis, in conjunction with observations while drilling the MJ #1 well, has identified five additional primary zones of interest above the Mohilla formation that, contingent upon adequate financial resources, Zion plans to test. As has been previously reported, there are naturally fractured carbonates in the shallower zones that have effective reservoir potential. That, coupled with internal and 3rd party petrophysical analysis of Zion’s open hole logs, gives Zion optimism and confidence to proceed with further testing, and Zion believes that it is imperative to test these zones of interest.

Zion remains committed to observing local customs such as Shabbat and holidays, and, as a result of 2018’s holiday schedule, it is impractical, inefficient, and cost prohibitive to try to operate through the holiday season in September. Zion’s service providers have all generously agreed to steeply discount their standby rates to accommodate Rosh Hashanah (Feast of Trumpets), Yom Kippur (Day of Atonement), and Sukkot (Feast of the Tabernacles) holidays.

“We are grateful to our service providers for their willingness to partner with us in this effort,” expressed Dustin Guinn. “We believe this shows good stewardship, both financially and culturally.” Zion plans to resume operations on October 14th, 2018 and recommence testing of the identified zones of interest.

NEW UNIT PROGRAM IS SCHEDULED TO END SEPTEMBER 26, 2018

Zion continues Unit Program where each Unit gives the participant $250 in stock (NASDAQ: ZN) and 25 $1.00 Warrants.

Zion has provided more information on the Unit Program and its ongoing Direct Stock purchase program on their website: https://www.zionoil.com/dspp.

Zion is dedicated to exploring for oil and gas onshore Israel and is 100% focused on its Megiddo-Jezreel License, comprising approximately 99,000 acres, south and west of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in this license area that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential. Zion’s latest information on ongoing operations can be found on their website: https://www.zionoil.com/updates.

Zion Oil & Gas, Inc. has filed with the SEC a registration statement (including a prospectus) for the unit program under the DSPP to which this communication relates. That prospectus and other documents the Company has filed with the SEC may be obtained at no charge (free) by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you the prospectus upon request by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on Zion’s home page at www.zionoil.com.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled or tested, the presence or recoverability of hydrocarbons or the commerciality thereof, if any, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:
Zion Oil & Gas, Inc.
12655 North Central Expressway, Suite 1000
Dallas, TX 75243
Andrew Summey:
Telephone: 214-221-4610
Email: info@zionoil.com
www.zionoil.com